Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

Nevada Canyon Announces Appointment of New Directors

Reno, Nevada, January 18, 2024 - Nevada Canyon Gold Corp. (OTC Markets: NGLD) (the “Company” or “Nevada Canyon”) is pleased to announce the appointment of Mr. John Schaff, B.Sc. and Mr. Smith Miller, B.A. as new independent directors to its Board of Directors, effective immediately.

Mr. Schaff has worked for over 30 years in the exploration industry for both junior and senior mining companies. John has actively participated in numerous discoveries including Kennecott’s Gemfield, Midway, Castle Au deposits in Nevada, the Whistler Cu-Au deposit in Alaska; Rio Tinto’s Eagle Cu-Ni deposit in Michigan, the Tamarack Cu-Ni deposit in Minnesota, the Diavik Diamond Mine in the Northwest Territories, Canada; and Noranda’s Lynne VMS deposit in Wisconsin. Mr. Schaff’s experience also includes serving as Exploration Manager with Coeur Explorations Inc, where he was an integral part in the discovery of the +500k ounce C-Horst Au deposit located in the highly active Bare Mountain Mining District near Beatty, Nevada. In 1987 John received his Bachelor of Science (Geology) from Bemidji State University, Bemidji, Minnesota.

Mr. Miller is the CEO and founding member of Strategic Tax Solutions (“STS”) with offices in Boise, Idaho and Loomis, California. He has more than 20 years of experience working with various size companies providing research & development (“R&D”) tax credit services. STS has successfully completed R&D tax credits for hundreds of projects, across multiple industries including but not limited to: architecture, engineering, manufacturing, design build contractors, aerospace/DOD, and Software. Prior to starting STS, Mr. Miller spent numerous years with two regional accounting firms building some of the industry’s best tax credit and incentive programs. During his career, Smith has developed a reputation for his expertise and strategic approach as a leader in federal and state research and development tax credits and incentives. In 1987, Mr Miller received his Bachelor of Science (B.S.), from California State University, Sacramento, CA and his B.S. General Business from Regents College, Albany N.Y.

Additionally, the Board has established the following three independent committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. The Audit Committee is comprised of Smith Miller (Chair), Robert List and John Schaff, the Compensation Committee is comprised of John Schaff (Chair), Robert List and Smith Miller and the Nominating & Corporate Governance Committee is comprised of Robert List (Chair), John Schaff and Smith Miller.

With the appointment of these additional Directors, the Board is now comprised of five (5) directors, of which three (3) are considered independent.

“We’re excited to expand our board of directors with these new members who bring both a wealth of experience in Nevada and contacts to the Company,” said Jeffrey Cocks, Chairman of the Board of Directors of the Company. “John and Smith are both highly respected and well known in Nevada and Idaho respectively. I look forward to working with them in building the Company and reaching our strategic goals.”

Alan Day, President and CEO of the Company stated: “We are pleased to have such a qualified professionals join our Board at this critical stage of development of the Company. John and Smith expand the relevant industry experience of the Board, as we build out our business and grow the Company. I look forward to working with John and Smith as we execute our growth strategy.”

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts offering year around access and good infrastructure in proven and active mining districts. The Company has a three-fold business model; i) mineral royalty creation and acquisition; ii) precious-metals and exploration streaming; and iii) exploration Project accelerator.

For further information please contact:

Corporate Communications

Larry Heuhert

Tel: 1-888 909-5548 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com.

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2022, Quarterly Reports and Current Reports.